   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 7, 1994

                                                  REGISTRATION NO. 33-52315
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             EXCEL INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                INDIANA                                35-1551685
        (STATE OF INCORPORATION)           (IRS EMPLOYER IDENTIFICATION NO.)

                              1120 N. MAIN STREET
                                 P.O. BOX 3118
                          ELKHART, INDIANA 46515-3118
                                 (219) 264-2131
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                JAMES J. LOHMAN,
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             EXCEL INDUSTRIES, INC.
                              1120 N. MAIN STREET
                                 P.O. BOX 3118
                          ELKHART, INDIANA 46515-3118
                                 (219) 264-2131
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
  PHILIP L. MCCOOL, ESQ.   JOHN M. RINTAMAKI, ESQ.       JON R. LIND, ESQ.
   SOMMER & BARNARD, PC       FORD MOTOR COMPANY      MCDERMOTT, WILL & EMERY
   4000 BANK ONE TOWER        THE AMERICAN ROAD,       227 WEST MONROE STREET
  INDIANAPOLIS, INDIANA   DEARBORN, MICHIGAN 48121-   CHICAGO, ILLINOIS 60606-
        46244-0363                   1899                       5906
      (317) 630-4000            (313) 322-3000             (312) 372-2000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the actual or estimated expenses in connection with the issuance and distribution of the Common Stock being registered. The Selling Shareholders will pay all of such expenses unless the Underwriters' over-allotment option is exercised, in which event the Selling Shareholders and the Company will pay such expenses pro rata based upon the number of shares sold by each of them.

      Registration Fee................................................ $ 18,420
      Printing of Registration Statement and Prospectus...............  110,000
      Accounting Fees and Expenses....................................   30,000
      Legal Fees......................................................   50,000
      American Stock Exchange Fees....................................    7,700
      NASD Filing Fee.................................................    5,842
      Blue Sky fees and expenses......................................   12,000
      Miscellaneous...................................................   16,038
                                                                       --------
          Total....................................................... $250,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  A. The Company is an Indiana corporation. Indiana Code Chapter 23-1-37 provides:

  Chapter 37. Indemnification of Directors, Officers, Employees, and Agents.

  Sec. 1. As used in this chapter, "corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

  Sec. 2. As used in this chapter, "director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not. A director is considered to be serving an employee benefit plan at the corporation's request if the director's duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

  Sec. 3. As used in this chapter, "expenses" include counsel fees.

  Sec. 4. As used in this chapter, "liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

  Sec. 5. As used in this chapter, "official capacity" means:

    (1) when used with respect to a director, the office of director in a corporation; and

    (2) when used with respect to an individual other than a director, as contemplated in section 13 of this chapter, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation.

  "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

  Sec. 6. As used in this Chapter, "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

  Sec. 7. As used in this chapter, "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

  Sec. 8. (a) A corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if:

    (1) the individual's conduct was in good faith; and

    (2) the individual reasonably believed:

      (A) in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

      (B) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

    (3) in the case of any criminal proceeding, the individual either:

      (A) had reasonable cause to believe the individual's conduct was lawful; or

      (B) had no reasonable cause to believe the individual's conduct was unlawful.

  (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(B).

  (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

  Sec. 9. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

  Sec. 10. (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

    (1) the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met the standard of conduct described in section 8 of this chapter;

    (2) the director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct; and

    (3) a determination is made that the facts then known to those making the determination would not preclude indemnification under this chapter.

  (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

  (c) Determinations and authorizations of payments under this section shall be made in the manner specified in section 12 of this chapter.

  Sec. 11. Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

    (1) the director is entitled to mandatory indemnification under section 9 of this chapter, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

    (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 8 of this chapter.

  Sec. 12. (a) A corporation may not indemnify a director under section 8 of this chapter unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 8 of this chapter.

  (b) The determination shall be made by any one (1) of the following procedures:

    (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding.

    (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding.

    (3) by special legal counsel:

      (A) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

      (B) If a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision
    (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate).

    (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

  (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.

  Sec. 13. Unless a corporation's articles of incorporation provide otherwise:

    (1) An officer of the corporation, whether or not a director, is entitled to mandatory indemnification under section 9 of this chapter, and is entitled to apply for court-ordered indemnification under section 11 of this chapter, in each case to the same extent as a director;

    (2) The corporation may indemnify and advance expenses under this chapter to an officer, employee, or agent of the corporation, whether or not a director, to the same extent as to a director; and

    (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent, whether or not a director, to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

  Sec. 14. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trust, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify the individual against the same liability under section 8 or 9 of this chapter.

  The:

  (1) Corporation may purchase insurance under this section from; and

  (2) Insurance purchased under this section may be reinsured in whole or in part by;

an insurer that is owned or otherwise affiliated with the corporation, whether the insurer does or does not do business with other persons.

  Sec. 15. (a) The indemnification and advance for expenses provided for or authorized by this chapter does not exclude any other rights to indemnification and advance for expenses that a person may have under:

    (1) A corporation's articles of incorporation or bylaws;

    (2) A resolution of the board of directors or of the Shareholders;

    (3) Any other authorization, whenever adopted, after notice, by a majority vote of all the voting Common Shares then issued and outstanding.

  (b) If the articles of incorporation, bylaws, resolutions of the board of directors or of the Shareholders, or other duly adopted authorization of indemnification or advance for expenses limit indemnification or advance for expenses, indemnification and advance for expenses are valid only to the extent consistent with the articles, bylaws, resolution of the board of directors or of the Shareholders, or other duly adopted authorization of indemnification or advance for expenses.

  (c) This chapter does not limit a corporation's power to pay or reimburse expenses incurred by a director, officer, employee, or agent in connection with the person's appearance as a witness in a proceeding at a time when the person has not been made a named defendant or respondent to the proceeding.

  B. Article XII, Section 6 of the Company's Articles of Incorporation provides:

  Section 6. Limitation of Liability and Indemnification of Officers and Directors. No officer or director of the Corporation shall be liable to the Corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by him as a director, officer or employee of the Corporation in good faith if such person:

    (i) exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs; or

    (ii) took or omitted to take such action in reliance upon the advice of counsel for the Corporation or upon statements made or information furnished by officers or employees of the Corporation which he had reasonable grounds to believe, or upon a financial statement of the Corporation prepared by an officer or employee of the Corporation in charge of its accounts, or a public accountant or firm of public accountants; or

    (iii) in good faith considered the assets to be of their book value or followed what he believed to be sound accounting and business practice.

  The Corporation shall indemnify any person against whom there is instituted or threatened any claim, action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director, member of an executive committee or officer of the Corporation, or of any corporation which he served as such at the request of the Corporation, against any and all liability, reasonable expenses and costs of any nature (excluding only accounts paid in settlement and including without limitation any and all attorneys' fees, judgments, fines, penalties and court costs) actually incurred by him in connection with the defense of such claim, action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be finally adjudged in such action, suit or proceeding that such person, his testator or intestate is liable for gross negligence or willful misconduct in the performance of his duties. The Corporation may also reimburse to any such person any amount paid in settlement of any such claim, action, suit or proceeding, if it shall be found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it is in the interests of the Corporation that such settlement be made and that such person, his testator or intestate was not guilty of gross negligence or willful misconduct.

  If several claims, issues or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he is not so entitled as to others. The Corporation may advance expenses to, or where appropriate may at its expense undertake the defense of, any such person upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification under this Article.

  The provisions of this Section shall be in addition to and not in limitation of any other right of indemnification and reimbursement or limitations of liability to which any director, member of an executive committee or officer may be entitled as a matter of law. The provisions of this Section shall apply whether or not at the time of reimbursement the person reimbursed is then a director, member of an executive committee or officer of the Corporation. Notwithstanding any repeal of this Section or other amendment thereof, its provisions shall be binding upon the Corporation (subject only to the exceptions hereinabove set forth) as to all actions, suits or proceedings and expenses connected therewith, judgments and settlements thereof, as above provided, arising out of matters which occur during or are referable to the period prior to any such repeal or amendment of this Section.

  By vote of the Board of Directors, the Corporation may assent to the adoption of a by-law or charter provision, having substantially the provisions of this Section, by any subsidiary, whether or not wholly owned.

  C. The Company has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Company against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Company against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

ITEM 16. EXHIBITS.

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
      1        Form of Underwriting Agreement
      4.1      A specimen of the certificate representing the common
               stock of the Company was filed as Exhibit 4.1 to the
               Company's Amendment No. 1 to the Registration Statement on
               Form S-1 filed on April 3, 1984 (Reg. No. 2-89521) and is
               incorporated herein by reference
      4.2      Article VI, Section 3-5, Article VII and Article XII, Sec-
               tion 1 of the Articles of Incorporation of the Company
               were filed as part of Exhibit 3.1 to the Registration
               Statement on Form S-1 filed on February 27, 1987 (Reg. No.
               33-12282) and are incorporated herein by reference
      4.3      The Code of By-Laws of the Company as amended effective
               April 29, 1992 was filed as Exhibit 4.3 to the Company's
               Registration Statement on Form S-2 (Reg. No. 33-47706)
               filed on May 6, 1992, and is incorporated herein by refer-
               ence
      5        Opinion and Consent of Sommer & Barnard, PC
     23.1      Consent of Sommer & Barnard, PC (included in Exhibit 5)
     23.2      Consent of Independent Accountants
     24        Power of Attorney

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 15, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (4) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO ITS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ELKHART, STATE OF INDIANA, ON THE 7TH DAY OF MARCH, 1994.

                                          Excel Industries, Inc.

                                                /s/ Joseph A. Robinson
                                          By: _________________________________

                                                  Joseph A. Robinson

                                             Secretary, Treasurer and Chief
                                             Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ James J. Lohman*
- ------------------------------------
          James J. Lohman            Chief Executive Officer and     March 7, 1994
                                      Chairman of the Board
                                      Principal Executive Officer
     /s/ Joseph A. Robinson
- ------------------------------------
         Joseph A. Robinson          Secretary, Treasurer, Chief     March 7, 1994
                                      Financial Officer and
                                      Director Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer
/s/ James O. Futterknecht, Jr.*
- ------------------------------------
     James O. Futterknecht, Jr.      Director                        March 7, 1994
       /s/ Roger E. Maugh*
- ------------------------------------
           Roger E. Maugh            Director                        March 7, 1994
       /s/ John G. Keane*
- ------------------------------------
           John G. Keane             Director                        March 7, 1994
      /s/ James K. Sommer*
- ------------------------------------
          James K. Sommer            Director                        March 7, 1994
   /s/ Ralph R. Whitney, Jr.*
- ------------------------------------
       Ralph R. Whitney, Jr.         Director                        March 7, 1994
      /s/ Robert R. Reilly*
- ------------------------------------
          Robert R. Reilly           Director                        March 7, 1994

    /s/ Joseph A. Robinson

*By: _____________________

    Joseph A. Robinson

     Attorney-in-Fact

                            INDEX TO EXHIBITS FILED
                          TO REGISTRATION STATEMENT ON
                       FORM S-3 OF EXCEL INDUSTRIES, INC.

                                                                   SEQUENTIALLY
  EXHIBIT                                                            NUMBERED
  NUMBER                        DESCRIPTION                            PAGE
  -------                       -----------                        ------------
  1        Form of Underwriting Agreement.......................
  4.1      A specimen of the certificate representing the common
           stock of the Company was filed as Exhibit 4.1 to the
           Company's Amendment No. 1 to the Registration State-
           ment on Form S-1 filed on April 3, 1984 (Reg. No. 2-
           89521) and is incorporated herein by reference
  4.2      Article VI, Section 3-5, Article VII and Article XII,
           Section 1 of the Articles of Incorporation of the
           Company were filed as part of Exhibit 3.1 to the Reg-
           istration Statement on Form S-1 filed on February 27,
           1987 (Reg. No. 33-12282) and are incorporated herein
           by reference
  4.3      The Code of By-Laws of the Company as amended effec-
           tive April 29, 1992 was filed as Exhibit 4.3 to the
           Company's Registration Statement on Form S-2 (Reg.
           No. 33-47706) filed on May 6, 1992, and is incorpo-
           rated herein by reference
  5        Opinion and Consent of Sommer & Barnard, PC*
 23.1      Consent of Sommer & Barnard, PC (included in Exhibit
           5)
 23.2      Consent of Independent Accountants*
 24        Power of Attorney*

- --------

*previously filed

                                       1